Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

The Boards of Trustees

Voya Mutual Funds, Voya Equity Trust and MainStay Funds Trust

We consent to the use of our reports dated December 20, 2018 and July 25, 2019, with respect to the financial statements of Voya Global Real Estate Fund, a series of Voya Mutual Funds, and Voya Real Estate Fund, a series of Voya Equity Trust, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” and “Financial Highlights of the Funds” in this Proxy Statement/Prospectus, “Pro Forma Financial Information” in the Statement of Additional Information for this Proxy Statement/Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information for MainStay Funds Trust and The MainStay Funds.

/s/ KPMG LLP

Boston, Massachusetts

November 14, 2019